Vanguard Fixed Income Securities Fund, Inc.
CIK 0000106444
File No. 811-2368

Item No. 77 D  Policies with respect to security investments.

Series 4, 9



 The Short-Term Corporate Fund (Series 4) and Intermediate-Term
Corporate Fund (Series 9) may invest no more than 5% of their assets in non-investment-grade and unrated bonds, preferred stocks, and convertible securities.

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